EXHIBIT-23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of First Merchants Corporation on Form S-8 (File Number 333-50484) of our report dated June 8, 2023, on our audits of the financial statements of First Merchants Corporation Retirement Income and Savings Plan for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 11-K.

FORVIS, LLP
Indianapolis, Indiana
June 8, 2023